EXHIBIT 99.2








NEWS RELEASE                   For further information contact:
For Immediate Release               John W. Hancock
                               Senior Vice President and Treasurer
                               Atlantic American Corporation
                               (404) 266-5500

                  ATLANTIC AMERICAN CLOSES ON ACQUISITION OF
                       AMERICAN SOUTHERN INSURANCE COMPANY

ATLANTA, January 2, 1996 -- Atlantic American Corporation (NASDAQ-AAME) today announced as of December 31, 1995, it closed on the acquisition of American Southern Insurance Company from Fuqua Enterprises, Inc.

Hilton Howell, Atlantic American's President and CEO, said: "We are very pleased to have closed the acquisition of American Southern Insurance Company. It is one of the most successful property and casualty insurance companies in the country and will add significantly to the financial strength and flexibility of our insurance operations."

On a pro forma basis compared with year-end 1994, this acquisition will increase Atlantic American's consolidated assets from $205.0 million to approximately $300.0 million, will double the insurance division's net premiums written from $42.8 million to approximately $86.0 million, and will increase the division's statutory capital and surplus from $29.5 million to approximately $63.5 million.

Atlantic American is a diversified holding company involved in the life, health, property and casualty insurance and retail furniture industries. Its subsidiaries include Atlantic American Life Insurance Company, Bankers Fidelity Life Insurance Company, Georgia Casualty & Surety Company, American Southern Insurance Company, American Safety Insurance Company, Leath Furniture, Inc., Modernage Furniture, Inc. and Jefferson Home Furniture Company.